UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 22, 2010 (March 22, 2010)

COLGATE-PALMOLIVE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-644	13-1815595
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

300 Park Avenue, New York, NY		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (212) 310-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

As described in Note 18 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009, there were two events subsequent to December 31, 2009 that impacted the Company’s subsidiary in Venezuela. The first event was the designation, effective January 1, 2010, of Venezuela as hyper-inflationary. The second event, announced on January 8, 2010, was the decision by the Venezuelan government to devalue its currency and implement a two-tier exchange rate structure.

Following guidance provided by the staff of the Securities and Exchange Commission (“SEC”) on March 18, 2010, the Company will change its accounting retroactive to January 1, 2010 related to the conversion of Venezuela to hyper-inflationary status, as more fully described below. The SEC staff’s guidance does not affect the Company’s previously disclosed preliminary estimate of the impact of the devaluation.

As a result of Venezuela having been designated as hyper-inflationary effective January 1, 2010, the functional currency of the Company’s subsidiary in Venezuela changed from the Venezuelan bolivar to the U.S. dollar. As previously disclosed in Note 18 referenced above, this change resulted in a one-time charge of approximately $275 million, which primarily represented the premium paid to acquire U.S. dollar-denominated cash and bonds at the parallel market rate. Prior to January 1, 2010, these assets had been remeasured at the parallel market rate and then translated for financial reporting purposes at the official rate of 2.15. Prior to the SEC staff’s guidance, and with the concurrence of its auditors, the Company recorded the $275 million charge in its balance sheet as of January 1, 2010 as a Cumulative translation adjustment in Other comprehensive income (loss).

On March 10, 2010, the Financial Accounting Standards Board asked its Emerging Issues Task Force (the “EITF”) to consider the application of the guidance in Accounting Standards Codification Topic 830: Foreign Currency Issues when, as in Venezuela, multiple exchange rates are present. On March 18, 2010, at an open meeting of the EITF, the SEC staff provided interim guidance, pending the EITF’s completion of its deliberations, in response to inquiries it had received regarding certain foreign currency issues relating to Venezuela. In its guidance, the SEC staff indicated that as part of the conversion to hyper-inflationary status in Venezuela, any differences that had previously arisen from the remeasurement of U.S. dollar-denominated assets and liabilities at the parallel rate and their subsequent translation for financial reporting purposes at the official rate should be recognized in the income statement. In accordance with this guidance, the Company will retroactively change its accounting, with the result that the $275 million charge referred to above that was originally recorded in its balance sheet as of January 1, 2010 as a Cumulative translation adjustment in Other comprehensive income (loss), will now be recorded as a one-time charge against earnings in the Company’s Consolidated Financial Statements as of and for the quarter ending March 31, 2010, reducing first quarter and full year 2010 diluted earnings per share by approximately $0.53.

The SEC staff’s guidance pertains only to the accounting for the impact of Venezuela converting to hyper-inflationary status and does not affect the Company’s previously disclosed preliminary estimate of the impact of the devaluation, which is expected to result in a net reduction of full year 2010 diluted earnings per share of between $0.06 and $0.10 per share.

Cautionary Statement on Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements relating to the impact of the designation of Venezuela as hyper-inflationary and the devaluation of its currency. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company's filings with the Securities and Exchange Commission (including the information set forth under the captions "Risk Factors" and "Cautionary Statement on Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company's Investor Relations Department or the Company's web site at http://www.colgate.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLGATE-PALMOLIVE COMPANY

Date: March 22, 2010	By:	/s/ Stephen C. Patrick
Name: Stephen C. Patrick
Title: Chief Financial Officer